CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$3,000,000.00	$348.30
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement No. 71 to Product Prospectus Supplement No. R-1 dated May 3, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 June 9, 2011

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)
$3,000,000 RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021
■ Interest will be payable quarterly on the 14th of each March, June, September and December, commencing on September 14, 2011.

■ The initial interest rate will be 5.00% per annum from, and including, June 14, 2011 to, but excluding, June 14, 2013 (the first two years of the term of the securities).

■ Thereafter, the per annum interest rate for each quarter will be equal to the 3-month U.S. Dollar LIBOR plus 1.70%, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 7.00% per annum.

■ 100% repayment of principal plus any accrued and unpaid interest at maturity.  All payments of interest and repayment of principal at maturity are subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■ 10-year term.

■ No listing on any securities exchange.
$100,000 principal amount per RBS Capped Fixed-to-Floating Rate Note
Dates:
Pricing Date:	June 9, 2011
Settlement Date:	June 14, 2011
Maturity Date:	June 14, 2021
CUSIP / ISIN No.: 78009PAP6 / US78009PAP62

The RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” on page PS-4 of this pricing supplement and beginning on page S-10 of Product Prospectus Supplement No. R-1 (the “product supplement”).

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.
	Per security	Total
Original Offering Price (1)	$100,000.00	$3,000,000.00
Underwriting discount	$ 1,000.00	$ 30,000.00
Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 99,000.00	$2,970,000.00
(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-13 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

RBS Securities Inc.
June 9, 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Summary

The RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of principal, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

The securities provide investors with quarterly interest payments.  The securities will accrue interest at the rate of 5.00% per annum for the first two years of the term of the securities.  Thereafter, the securities will accrue interest at an annual rate based on the applicable 3-month U.S. Dollar LIBOR plus a spread of 1.70%, as described below, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 7.00% per annum.  We will pay to you at maturity the principal amount of your securities plus any accrued and unpaid interest, subject to our credit risk.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.
Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$100,000 per security
Term:	10 years
Maturity Date:
June 14, 2021.  If the scheduled Maturity Date is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Payment at Maturity:
On the Maturity Date, you will be entitled to receive the principal amount and any accrued and unpaid interest on the securities, subject to the credit risk of RBS, as issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Interest Rates:
Interest on the securities will accrue at the following rates:

•      5.00% per annum from, and including, June 14, 2011 to, but excluding, June 14, 2013 (the first two years of the term of the securities); and

•      Thereafter, the per annum interest rate with respect to each Interest Determination Period will be equal to the 3-month U.S. Dollar LIBOR plus a spread of 1.70%, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 7.00% per annum.

Interest on the securities will be calculated on the basis of a 360-day year of twelve 30-day months and interest rates will be rounded to five decimal places.

Interest Payment Dates:
14th of each March, June, September and December, beginning on September 14, 2011.  If any Interest Payment Date falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Fixed Rate Interest Determination Period:	Each Interest Determination Period from, and including, the original date of issuance of the securities to, but excluding, June 14, 2013.
Floating Rate Interest Determination Period:	Each Interest Determination Period from, and including, June 14, 2013, to but excluding the Maturity Date.
Interest Reset Dates:
The first day of each Interest Determination Period, commencing on June 14, 2013.  If any Interest Reset Date falls on a day that is not a business day, the Interest Reset Date will be postponed to the next succeeding business day; provided, however, that if the next business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Periods:
Quarterly.  The first Interest Determination Period will commence on, and will include, the original date of issuance of the securities on June 14, 2011, and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Determination Period will commence on, and will include, an Interest Payment Date, and will extend to, but will exclude, the next succeeding Interest Payment Date or the Maturity Date, as applicable.

3-month U.S. Dollar LIBOR:
3-month U.S. Dollar LIBOR (the “Reference Rate”) is the rate for deposits in U.S. dollars having a 3-month maturity, commencing on the relevant Interest Reset Date, that appears on the display on Bloomberg or any successor service, page BBAM1 <GO>, or any page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the U.S. dollar, as described more fully in the heading “The Reference Rate” in this pricing supplement.  The interest rate applicable to each Floating Rate Interest Determination Period will be the determined by the calculation agent by reference to 3-month U.S. Dollar LIBOR at approximately 11:00 a.m., London time, on the second London Banking Day (the “reference rate determination date”) prior to the relevant Interest Reset Date.

Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Examples of Interest Rate Calculations

Set forth below are two hypothetical examples of the calculation of the interest rates that would accrue on the securities after the second year of the term of the securities.  The examples show, for the Interest Determination Period commencing on, and including, June 14, 2013 to, but excluding, September 14, 2013, the calculations for (i) the applicable interest rate per annum (rounded to five decimal places) and (ii) the interest payment for the corresponding Interest Payment Date of September 14, 2013 (rounded to two decimal places), based on the hypothetical 3-month U.S. Dollar LIBOR in respect of the Interest Determination period commencing on June 14, 2013, the spread of 1.70%, a minimum interest rate of 0.00% per annum and a maximum interest rate of 7.00% per annum.

These examples are for purposes of illustration only.  The actual interest that will accrue on the securities after the second year of its term will depend on the actual 3-month U.S. Dollar LIBOR on the relevant reference rate determination date applicable to the relevant Interest Determination Period.

EXAMPLE 1 — The hypothetical 3-month U.S. Dollar LIBOR is 6.00000%.

The hypothetical annual rate of interest for the Interest Determination Period would be:

3-month U.S. Dollar LIBOR (6.00000%) + the spread (1.70%) = 7.70000% per annum

Because the annualized interest rate applicable to any interest period cannot be greater than the maximum interest rate, the hypothetical interest rate for the Interest Determination Period would be equal to 7.00000% per annum.

Hypothetical interest rate for the Interest Determination Period	= 7.00000% x (90 / 360)
= 1.75000%
Hypothetical interest payment on the Interest Payment Date	= $100,000 x 1.75000%
= $1,750.00 per security

EXAMPLE 2 — The hypothetical 3-month U.S. Dollar LIBOR is  0.25000%.

The hypothetical annual rate of interest for the Interest Determination Period would be:

3-month U.S. Dollar LIBOR (0.25000%) + the spread (1.70%) = 1.95000% per annum.

Hypothetical interest rate for the Interest Determination Period	= 1.95000% x (90 / 360)
= 0.48750%
Hypothetical interest payment on the Interest Payment Date	= $100,000 x 0.48750%
= $487.50 per security

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-10 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	It is possible that you may receive below-market interest in respect of one or more Fixed Rate Interest Determination Periods.

•	It is possible that you may receive no interest, or only a limited amount of interest, in respect of one or more Floating Rate Interest Determination Periods.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	Your return will be limited by the maximum interest rate.

•	Because the securities accrue interest at a floating rate during the Floating Rate Interest Determination Periods, you may receive a lesser amount of interest in the future.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange, and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the cash you will receive upon redemption of the securities is uncertain.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the fixed-to-floating rate securities.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the level of the Reference Rate and therefore the value of the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Investor Considerations

You may wish to consider an investment in the securities if:

•	You seek an investment linked to the 3-month U.S. Dollar LIBOR.

•
You anticipate that, after the second year of the term of the securities, the 3-month U.S. Dollar LIBOR on each reference rate determination date will be sufficient to provide you with your desired return.

•
With respect to the Fixed Rate Interest Determination Periods (during the first two years of the term of the securities), you are willing to assume the risk that market interest rates may be greater than the applicable interest rate on your securities.

•
With respect to the Floating Rate Interest Determination Periods (after the second year of the term of the securities), you are willing to have interest accrue based on the 3-month U.S. Dollar LIBOR, and you accept that the securities may pay no interest, or may pay interest at a very low rate.

•	You accept that the interest rate on your securities applicable to any Floating Rate Interest Determination Period will be capped at the maximum interest rate of 7.00% per annum.

•
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including the actual and perceived creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You do not seek an investment linked to the level of the 3-month U.S. Dollar LIBOR.

•
You anticipate that, after the second year of the term of the securities, the 3-month U.S. Dollar LIBOR on each reference rate determination date will not be sufficient to provide you with your desired return.

•	You are unwilling to forgo guaranteed market rates of interest for the term of the securities.

•	You are unable to accept the risk that the securities may pay no interest, or may pay interest at a very low rate, in respect of any Floating Rate Interest Determination Period.

•	You seek a return on your investment that will not be capped at the maximum interest rate of 7.00% per annum with respect to each Floating Rate Interest Determination Period.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

The Reference Rate

THE 3-MONTH U.S. DOLLAR LIBOR

The securities are linked to the 3-month U.S. Dollar LIBOR (the “Reference Rate”), which is the rate for deposits in U.S. dollars having a 3-month maturity, commencing on the relevant Interest Reset Date, that appears on the display on Bloomberg or any successor service, page BBAM1 <GO>, or any page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the U.S. dollar, at approximately 11:00 a.m., London time, on the second London Banking Day (the “reference rate determination date”) prior to the relevant Interest Reset Date, as determined by the calculation agent.

“London Banking Day” means a day on which commercial banks are open for business (including for dealings in U.S. dollars and any relevant index currency specified in the applicable pricing supplement) in London, England.

If no rate appears on Bloomberg or any successor service on the Interest Reset Date, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, as of the relevant Interest Reset Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that reference rate determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If at least two quotations are provided, the 3-month U.S. Dollar LIBOR determined on that reference rate determination date will be the arithmetic mean of those quotations.  If fewer than two quotations are provided, the 3-month U.S. Dollar LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. London time, in New York, by three major banks in New York selected by the calculation agent, after consultation with us, for loans in U.S. dollars to leading European banks, having a 3-month maturity, commencing on the relevant Interest Reset Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If the banks so selected by the calculation agent are not quoting as set forth above, the 3-month U.S. Dollar LIBOR for that reference rate determination date will remain the 3-month U.S. Dollar LIBOR for the immediately preceding Interest Reset Date, or, if there was no preceding Interest Reset Date, the initial Interest Rate.

HISTORICAL INFORMATION

We have provided the following historical information to help you evaluate the behavior of the 3-month U.S. Dollar LIBOR in various periods.  The historical performance of the 3-month U.S. Dollar LIBOR should not be taken as an indication of the future performance of the 3-month U.S. Dollar LIBOR or the securities.  Fluctuations in the 3-month U.S. Dollar LIBOR make the securities’ interest rate difficult to predict and can result in an interest rate to investors that is lower than anticipated.  Fluctuations in the 3-month U.S. Dollar LIBOR and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Neither the issuer nor the guarantor can guarantee that the 3-month U.S. Dollar LIBOR will be maintained or will increase over the term of the securities so that you will receive any minimum rate of interest for any Floating Rate Interest Determination Period over the term of the securities.  The actual interest rate on the securities for any Floating Rate Interest Determination Period will depend on the actual 3-month U.S. Dollar LIBOR in the applicable calendar months.

The following table and graph show the historical month-end levels of the 3-month U.S. Dollar LIBOR from June 2006 through May 2011.  On June 9, 2011, 3-month U.S. Dollar LIBOR was 0.24950%.

Month-End Levels of the 3-month U.S. Dollar LIBOR
	2006	2007	2008	2009	2010	2011
January		5.36000%	3.11188%	1.18438%	0.24906%	0.30438%
February		5.34813%	3.05750%	1.26438%	0.25169%	0.30950%
March		5.35000%	2.68813%	1.19188%	0.29150%	0.30300%
April		5.35500%	2.85000%	1.01625%	0.34656%	0.27300%
May		5.36000%	2.68063%	0.65625%	0.53625%	0.25288%
June	5.48063%	5.36000%	2.78313%	0.59500%	0.53394%
July	5.46563%	5.35866%	2.79125%	0.47938%	0.45375%
August	5.39750%	5.62125%	2.81063%	0.34750%	0.29563%
September	5.37000%	5.22875%	4.05250%	0.28688%	0.29000%
October	5.37063%	4.89375%	3.02625%	0.28063%	0.28594%
November	5.37000%	5.13125%	2.21688%	0.25656%	0.30031%
December	5.36000%	4.70250%	1.42500%	0.25063%	0.30281%

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Disclaimer by the Issuer, the Guarantor and the Calculation Agent

All information in this pricing supplement relating to the 3-month U.S. Dollar LIBOR is derived from Bloomberg and other public sources.  Neither the issuer nor the guarantor nor the calculation agent has independently verified any such information.  Neither the issuer nor the guarantor nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of the 3-month U.S. Dollar LIBOR.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Summary Tax Consequences

You should carefully review the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The securities should be treated for U.S. federal income tax purposes as “variable rate debt instruments” issued with original issue discount (“OID”), that provide for a single fixed rate followed by a qualified floating rate. Interest income earned with respect to the securities will be non-U.S.-source income.

We have determined that 45.6% of each payment of stated interest made during the first two years the securities are outstanding will be treated as qualified stated interest. All interest payments during the last eight years the securities are outstanding will be treated as payments of qualified stated interest. Qualified stated interest will be taxable to you at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

The securities will be treated as bearing an amount of OID equal to the sum of the portions of stated interest paid during the first two years the securities are outstanding that do not constitute qualified stated interest. This OID will be taxed over the term of the securities according to a constant-yield method based on a compounding of interest, regardless of your method of tax accounting. For a further discussion of the taxation of OID on the securities, please review the sections of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences—Fixed Rate Debt Instruments” and “U.S. Federal Income Tax Consequences—Securities Treated as Variable Rate Debt Instruments.” Information regarding the annual accrual of OID on the securities will be made publicly available on a Form 8281, which we will file with the Internal Revenue Service.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated May 3, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. R-1 dated May 3, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311001658/dp22340_424b5-r1.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the 3-month U.S. Dollar LIBOR due June 14, 2021

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.